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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                January 8, 1998

                         MIRAGE RESORTS, INCORPORATED
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            (Exact name of Registrant as specified in its charter)

Nevada                            1-6697           88-0058016
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(State or other juris-         (Commission        (IRS Employer
diction of incorporation)       File No.)         Identification No.)

3400 Las Vegas Boulevard South, Las Vegas, Nevada            89109
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(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (702) 791-7111

                                      N/A
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         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

          This Form 8-K is being filed solely to report the following matters:

          1. The Registrant is a party to an agreement (the "Redevelopment Agreement") with the City of Atlantic City (the "City") pursuant to which the City has agreed to convey a total of 181 acres (125 acres of which are developable) located in the Marina area of Atlantic City (the "Marina Site")to the Registrant in exchange for the Registrant agreeing to develop a hotel-casino on the Marina Site and undertaking certain other obligations, including remediation of environmental contamination on the Marina Site. On January 8, 1998, the Registrant and the City executed an amendment to the Redevelopment Agreement and the City conveyed the Marina Site to the Registrant.

                  On January 15, 1998, the Registrant notified Circus Circus Enterprises, Inc. ("Circus") and Boyd Gaming Corporation ("Boyd") that the Registrant's previous agreements with Circus and Boyd relating to the Marina Site have terminated pursuant to the terms of such agreements. Subsequently, Circus and Boyd notified the Registrant that they dispute such terminations. The Registrant is discussing possible transactions with Circus and Boyd in Atlantic City, but there can be no assurance that any agreement will be reached.

          2. During 1997, the Las Vegas market, including the Registrant's Las Vegas hotel-casinos (particularly the Golden Nugget and Treasure Island), was negatively affected by a large increase in city-wide room capacity. Such increase occurred principally due to openings of expansion projects in December 1996 and a new hotel-casino in January 1997. Although management expects the Las Vegas hotel room supply to grow more slowly in 1998, even taking into consideration the opening of the Registrant's Bellagio hotel-casino in October 1998, competitive pressures remained strong in the fourth quarter of 1997. In addition, the New Year's holiday celebration is traditionally important to the Registrant's fourth quarter operating results. In 1996, New Year's Eve fell on a Tuesday, enhancing the results of the prior weekend. However, in 1997, New Year's Eve fell on a Wednesday, prompting many customers to celebrate over a long weekend that fell principally in January. Primarily as a result of these factors, the Registrant expects its fourth quarter 1997 operating results to be below the results of the prior-year period.

                  During the past three months, financial markets and currencies of certain countries in the Far East have experienced significant declines. Management estimates that approximately 7% of the Registrant's revenues are attributable to V.I.P. customers from the

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                  Far East. Additionally, a significant portion of the
                  Registrant's accounts receivable is owed by such individuals. The game of baccarat tends to be the game of choice of customers from the Far East and management views the level of baccarat play as a barometer of the Registrant's international business. Despite the recent financial turmoil in the Far East, the level of play at the Registrant's baccarat tables increased in November and December of 1997 compared with the same periods in 1996 and has continued to increase to date in January 1998. Management has reviewed the Registrant's accounts receivable and believes that the Registrant's allowance for doubtful accounts is a sufficient reserve against potentially uncollectible accounts. There can be no assurance, however, as to the Registrant's future level of baccarat play or the collectibility of its accounts receivable.

          3. Due to the unexpectedly large amount of rainfall recently experienced on the Mississippi Gulf Coast and to other factors, the Registrant has revised the expected completion date of its Beau Rivage hotel-casino in Biloxi, Mississippi from December 1998 to the first quarter of 1999.



               Certain Forward-Looking Statements
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Certain information included in this Form 8-K contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include those in Paragraphs 2 and 3 of this Form 8-K relating to the Registrant's operating results and the expected completion date of Beau Rivage. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made herein. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or international economic conditions, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 MIRAGE RESORTS, INCORPORATED
                                        (Registrant)


Date:  January 19, 1998         By: /s/ Bruce A. Levin
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                                    Bruce A. Levin
                                    Vice President and General Counsel